 Exhibit 10.2

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN OR ELECTRONIC REQUEST FOR SUCH INFORMATION.

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $ 800,000	Issue Date: April 15, 2026

Purchase Price: $ 666,668

Original Issue Discount: $ 133,332

CONVERTIBLE PROMISSORY NOTE

For value received, Genvor Incorporated, a corporation organized under the laws of the State of Nevada (“Genvor” or the “Borrower”), hereby promises to pay to the order of Evergreen Capital Management LLC, a limited liability company organized under the laws of the State of Nevada, or registered assigns (the “Holder”) the principal sum of eight hundered thousand dollars ($800,000) (the “Principal Amount”), together with interest on the Principal Amount, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this “Note”). The “Interest Rate” shall be ten (10%) percent per annum.

The consideration to the Borrower for this Securities Purchase Agreement is up to six hundred and sixty six thousand six hundred and sixty eight Dollars ($666,668) (the “Consideration”) to be paid to be paid in one or more tranches (each, a “Tranche”). The first (1) Tranche shall consist of a payment by Holder to Borrower of one hundred and sixty six thousand six hundred and sixty seven Dollars ($166,667), with the first Tranche advanced on the Closing Date and remaining three Tranches of one hundred and sixty six thousand six hundred and sixty seven Dollars ($166,667) advanced upon filing of the SEC form S-1, and upon receiving SEC comments on the filed SEC form S-1. The Holder shall retain ten thousand Dollars ($10,000) from each of the Tranches advanced to cover its legal fees and closing costs.

The maturity date (“Maturity Date”) shall be the earlier of (i) nine (9) months from the Issue Date or upon a US senior exchange listing. The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein.

Except as provided for in Section 1.2 below, all payments of principal and interest due hereunder (to the extent not converted into Borrower’s Common shares (the “Common Shares”) shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Securities Purchase Agreement. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to principal. Whenever any amount expressed to be due by the terms of this Securities Purchase Agreement is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Securities Purchase Agreement is paid in full, interest shall continue to accrue during such extension. As used in this Securities Purchase Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

This Note carries an original issue discount of approximately twenty percent (20%) of the Principal Amount equal to $133,332 in the aggregate (the “OID”), to cover the Holder’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Note, which is included in the principal balance of this Securities Purchase Agreement. Thus, the aggregate purchase price of this Note shall be computed as follows: the Principal Amount minus the OID, and the aggregate purchase price of each of the four tranches of funding under this Note shall be computed as follows: 25% of the Principal Amount ($200,000) minus 25% of the OID ($33,333), for a purchase price of $166,667 for each of the four tranches.

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Securities Purchase Agreement shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Securities Purchase Agreement. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

As used herein, the term “Trading Day” means any day that the Borrower’s Common shares (the “Common Shares”) are listed for trading or quotation on the OTC, or any other exchanges or electronic quotation systems on which the Common Shares are then traded.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Securities Purchase Agreement:

ARTICLE I. GENERAL TERMS

1.1               Interest. Interest shall accrue on the outstanding principal amount of this Securities Purchase Agreement at the rate of ten percent (10%) per annum (the “Interest Rate”), calculated on a simple (non-compounding) basis, from the Issue Date until conversion or repayment. Interest hereunder shall be paid as set forth herein to the Holder or its assignee in whose name this Securities Purchase Agreement is registered on the records of the Company regarding registration and transfers of Notes in cash or, at the option of the Holder, in shares of Common Stock upon conversion as set forth herein.

1.2               Funding; Repayment. The Purchase Price of $666,668.00 shall be funded in tranches. Unless earlier converted pursuant to Article IV, all accrued, unpaid interest and outstanding principal shall be due and payable in full on the Maturity Date. The Company shall have a five

(5) day grace period with respect to any payment due. A payment not made on the due date or within the grace period shall be considered an Event of Default.

1.3               Equity Conditions for Subsequent Tranches. Notwithstanding anything to the contrary contained herein, the funding of Tranche 3 and each subsequent Tranche (collectively, the

“Subsequent Tranches”) shall be subject to the satisfaction (or written waiver by the Holder in its sole discretion) of the following equity conditions (the “Equity Conditions”), each of which must be satisfied as of the applicable funding date:

(a)	No Event of Default. No Event of Default shall have occurred and be continuing.

(b)           Continued Listing. The Common Stock shall remain listed or quoted for trading on the OTC Markets Group or any successor or replacement market.

If any Equity Condition is not satisfied on the applicable funding date, the Holder shall have no obligation to fund the applicable Subsequent Tranche unless the Holder elects otherwise in writing. Failure to fund any Subsequent Tranche due to non-satisfaction of the Equity Conditions shall not constitute a default or breach by the Holder.

1.4           Prepayment. The Borrower shall have the right, at its option and upon not less than three (3) Trading Days’ prior written notice to the Holder, to prepay all or any portion of the outstanding principal and accrued but unpaid interest on this Securities Purchase Agreement at any time prior to the Maturity Date without premium or penalty of any kind, provided that (i) no Event of Default has occurred and is then continuing, and (ii) the Holder shall have the right, exercisable at any time prior to the proposed prepayment date, to convert all or any portion of this Securities Purchase Agreement in accordance with Article IV.

1.5 Seniority; Security. This Note shall be senior secured and pari passu in right of payment and lien priority with all other senior secured convertible promissory notes of the Borrower outstanding from time to time (collectively, the “Senior Secured Notes”). This Note shall be secured by substantially all assets of the Borrower pursuant to a shared security agreement and related collateral documents to be executed and delivered at closing for the benefit of all holders of Senior Secured Notes.

1.6           Warrants. In connection with the issuance of this Securities Purchase Agreement, the Borrower shall issue to the Holder warrants equal to 75% coverage of the Principal Amount, exercisable at the Fixed Conversion Price of $1.00. The warrants shall have a five (5) year term, be exercisable on a cash or cashless basis, and contain customary anti-dilution protections. Half of the warrants shall be issued upon closing and the other half upon the funding of the 2nd tranche.

1.7           Right of Participation. For a period of eighteen (18) months from the Issue Date, the Holder shall have the right to participate, on a pro rata basis, in future equity or equity-linked financings of the Borrower, subject to customary exclusions.

1.8           Registration Rights. The Holder shall be entitled to customary piggyback registration rights with respect to the shares of Common Stock issued upon conversion of this Securities Purchase Agreement and upon exercise of the warrants. If the Company or any Subsidiary proposes to register any of its Common Shares (other than pursuant to a registration on Form S-4 or Form S-8 or any successor form), it shall give prompt written notice to the Holder of its intention to effect such registration (an “Incidental Registration”). Within twenty (20) Business Days after receipt of such notice, the Holder may make a written request (a “Piggyback Request”) that the Company include in such Incidental Registration all or a portion of the Underlying Securities owned by the Holder. As used herein, “Underlying Securities” means the shares of Common Stock issuable upon conversion of this Securities Purchase Agreement and the Reserved Amount. The Company shall use commercially reasonable efforts to include in such Incidental Registration all Underlying Securities requested to be registered pursuant to a timely Piggyback Request, subject to customary underwriter cutbacks.

1.9           Most Favored Nation. So long as this Securities Purchase Agreement remains outstanding, if the Borrower issues or enters into any agreement with respect to any subsequent convertible debt or Common Stock Equivalents, as defined in section 4.7 (f) that contains one or more economic or financial terms that are more favorable to the holder thereof than the corresponding terms set forth in this Securities Purchase Agreement (each, a “More Favorable Term”), then the Holder shall have the right, but not the obligation, to elect to have any such More Favorable Term or terms apply to this Securities Purchase Agreement on an individual, term-by-term basis, without requiring the adoption of all other terms of such subsequent instrument.

For the avoidance of doubt:

(a)           the Holder may select and apply one or more individual More Favorable Terms without being required to accept any other provisions of such subsequent financing, whether favorable or unfavorable;

(b)           each such election shall apply only to the specific term or terms elected by the Holder and shall not otherwise amend or modify this Securities Purchase Agreement; and

(c)           the exercise of rights under this Section 1.8 shall not cause a violation of applicable securities laws or stock exchange rules.

Original issue discount, fees, and transaction-specific structural provisions shall be excluded from the operation of this Section 1.9 unless expressly elected by the Holder in writing.

1.10         So long as any portion of this Securities Purchase Agreement remains outstanding, the Borrower shall not, without the prior written consent of the Holder, issue or enter into any agreement, arrangement or understanding to issue any Variable Rate Transaction (as such term is customarily defined in US convertible note transactions), including, without limitation, any equity or debt security that is convertible into, exchangeable or exercisable for, or otherwise entitles the holder thereof to acquire, shares of Common Stock at a price which is based on or varies with the trading price of the Common Stock, or any similar floating or reset price mechanism (a "Variable Security"); provided, that this restriction shall not apply to Excluded Issuances.

1.11         Rollover Rights. So long as the Note is outstanding, if the Company completes any single public offering or private placement of its equity, equity-linked or debt securities, including but not limited to a “Reg-A Offering” (each, a “Future Transaction”), the Purchaser may, in its sole discretion, elect to apply as purchase consideration for such Future Transaction: (i) all, or any portion, of the then outstanding principal amount of the Note and any accrued but unpaid interest, including any amounts that would be added to the principal outstanding in the event that any redemption right or prepayment right is exercised by either the Purchaser or the Company, and (ii) any securities of the Company then held by the Purchaser, at their fair value (the “Rollover Rights”). The Company shall give written notice to Purchaser as soon as practicable, but in no event less than fifteen (15) days before the anticipated closing date of such Future Transaction. The Purchaser may exercise its Rollover Rights by providing the Company written notice of such exercise within five (5) Business Days before the closing of the Future Transaction. In the event Purchaser exercises its Rollover Rights, then such elected portion with respect to (i) and (ii) above, shall automatically convert into the corresponding securities issued in such Future Transaction under the terms of such Future Transaction, such that the Purchaser will receive all securities (including, without limitation, any warrants) issuable under the Future Transaction except that (i) the conversion price under the Rollover Rights shall be equal to eighty–five percent (85%) of the VWAP of the Common Stock on the Trading Day immediately prior to the rollover closing, representing a fifteen percent (15%) discount, and (ii) the principal amount of the Rollover Rights shall be equal to the aggregate dollar amount of such rolled–over obligations, with the Holder’s buying power being determined by reference to the trading price of the Common Stock on such rollover date such that the Holder shall receive credit for the full dollar value of the outstanding balance being rolled over at such discounted price.

ARTICLE II. CERTAIN COVENANTS

2.1           Sale of Assets. So long as the Borrower shall have any obligation under this Securities Purchase Agreement, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business.

Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition subject to any requirements by the Borrower’s senior secured lender.

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1           Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Securities Purchase Agreement, whether at maturity or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

3.2           Conversion and the Shares. If the Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Securities Purchase Agreement, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Securities Purchase Agreement as and when required by this Securities Purchase Agreement, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Securities Purchase Agreement as and when required by this Securities Purchase Agreement, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Securities Purchase Agreement as and when required by this Securities Purchase Agreement (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for two (2) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Securities Purchase Agreement, if a conversion of this Securities Purchase Agreement is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to the Holder within forty-eight (48) hours of a demand from the Holder.

3.3           Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Securities Purchase Agreement and any collateral documents and such breach continues for a period of ten (10) days.

3.4           Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Securities Purchase Agreement.

3.5           Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.7           Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

3.8           Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

3.9           Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.10         Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.11         Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC at any time after 180 days after the Issue Date for any date or period until this Securities Purchase Agreement is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Securities Purchase Agreement.

3.12         Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as signed by the successor transfer agent to Borrower and the Borrower.

3.13         Cross-Default. Notwithstanding anything to the contrary contained in this Securities Purchase Agreement or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Securities Purchase Agreement and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Securities Purchase Agreement and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the related or companion documents to this Securities Purchase Agreement.

Upon the occurrence and during the continuation of any Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the then outstanding principal amount of this Securities Purchase Agreement plus accrued and unpaid interest on the unpaid principal amount of this Securities Purchase Agreement to the date of payment, plus Default Interest at a rate of twenty-four percent (24%) per annum and all costs, including, without limitation, reasonable legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

3.14         Upon the occurrence of any Event of Default, the outstanding principal amount of this Securities Purchase Agreement, together with all accrued but unpaid interest, Default Interest and any other amounts due hereunder (collectively, the "Default Balance"), shall, at the option of the Holder, automatically be increased by a multiplier of one and twenty–five one–hundredths (1.25x), such that the Default Balance shall equal one hundred twenty–five percent (125%) of the outstanding amounts immediately prior to the Event of Default.

3.15         The Holder shall not be required to provide any separate notice or declaration of default in order to benefit from or enforce any of the rights, protections or remedies that arise upon the occurrence of an Event of Default under this Securities Purchase Agreement, it being agreed that all such rights, protections and remedies shall arise and be enforceable automatically upon the occurrence of the applicable Event of Default.

3.16         Upon the occurrence of any Event of Default, the Holder shall have the right, in its sole discretion, to convert all or any portion of the then outstanding Default Balance into shares of Common Stock at a conversion price equal to eighty percent (80%) of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Days immediately preceding the applicable Conversion Date, it being the intent of the parties that, upon and after default, the conversion shall occur at a twenty percent (20%) discount to the lowest VWAP during such five (5) Trading Day period.

3.17         In connection with the issuance of this Securities Purchase Agreement, the Borrower shall deliver to its transfer agent an irrevocable reserve letter pursuant to which the Borrower shall cause the transfer agent to reserve, from the Borrower’s duly authorized and unissued shares of Common Stock, a number of shares equal to at least three (3) times the number of shares of Common Stock issuable upon full conversion of this Securities Purchase Agreement based on the Default Conversion Price (as defined herein), which reserve shall be maintained (and replenished as necessary) for so long as this Securities Purchase Agreement remains outstanding.

3.18         Board Resolutions; Officer’s Certification. Upon closing of this Securities Purchase Agreement or the issuance of any Common Stock or Common Stock Equivalents pursuant hereto, the Borrower shall deliver to the Holder:

(a)           Board Resolution. A certified copy of resolutions duly adopted by the Borrower’s board of directors (or an authorized committee thereof), approving (i) the execution, delivery and performance of this Securities Purchase Agreement and all related transaction documents, (ii) the issuance of the Note, the Common Stock issuable upon conversion hereof, and any related warrants or other securities, and (iii) the reservation and issuance of a sufficient number of authorized and unissued shares of Common Stock to satisfy all obligations under this Securities Purchase Agreement.

(b) Officer’s Certificate. A certificate executed by the Chief Executive Officer or Chief Financial Officer of the Borrower, certifying as of the date thereof that:

(i)  the resolutions referenced above remain in full force and effect and have not been amended, rescinded or revoked;

(ii)  the Borrower has sufficient authorized and unissued shares of Common Stock to fully satisfy all conversion, reserve and issuance obligations under this Securities Purchase Agreement;

(iii)	no Event of Default has occurred and is continuing; and

(iv) the issuance of the shares pursuant to this Securities Purchase Agreement will not violate the Borrower’s organizational documents, any shareholder agreement, or applicable law.

The Holder may rely conclusively on such resolutions and certificate, and the Borrower’s failure to timely deliver the foregoing upon request shall constitute an Event of Default.

3.18 Failure to Deliver Common Shares Prior to Warrant Share Delivery Date. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, or other remedies provided to Holder herein, the parties agree that if Borrower causes the Common Shares issuable upon conversion of this Securities Purchase Agreement to not be delivered by the Warrant Share Delivery Date (such undelivered shares referred to herein as the “Undelivered Shares”), Borrower shall pay to the Holder in cash, the sum of: (i) the greater of (x) $1,000 per day for each day beyond the Warrant Share Delivery Date that Borrower fails to deliver such Common Shares, or (y) for each $1,000 of Undelivered Shares subject to such Conversion ( valued based on the VWAP of the Common Stock on the date of the applicable Conversion Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after Warrant Share Delivery Date until such Undelivered Shares are delivered or Holder rescinds such Conversion, and (ii) the product of the number of Undelivered Shares multiplied by the difference between the highest trade price and the lowest trade price during the period beginning on the date that such conversion was submitted, and the date on which the Shares are delivered to Holder’s Prime Broker and are available to be sold. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Securities Purchase Agreement, in which event interest shall accrue thereon in accordance with the terms of this Securities Purchase Agreement and such additional principal amount shall be convertible into Common Shares in accordance with the terms of this Securities Purchase Agreement. Borrower agrees that the right to convert is a valuable right to the Holder, and as such, Borrower will not take any actions to hamper, delay or prevent any Holder conversion of the Note. The damages resulting from such failure to deliver Undelivered Shares, or an attempt to frustrate or interference with Holder’s Conversion Right, are difficult if not impossible to qualify.

ARTICLE IV. CONVERSION RIGHTS

4.1           Conversion Right. At any time prior to the Maturity Date, the Holder shall have the right to convert all or any part of the outstanding and unpaid amount of this Securities Purchase Agreement into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Securities Purchase Agreement in excess of that portion of this Securities Purchase Agreement upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Securities Purchase Agreement with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. The beneficial ownership limitations on conversion as set forth in this section may NOT be waived by the Holder. The number of shares of Common Stock to be issued upon each conversion of this Securities Purchase Agreement shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit B (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 4.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”); however, if the Notice of Conversion is sent after 6:00pm, New York, New York time the Conversion Date shall be the next business day. The term “Conversion Amount” means, with respect to any conversion of this Securities Purchase Agreement, the sum of (1) the principal amount of this Securities Purchase Agreement to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Securities Purchase Agreement to the Conversion Date.

4.2           Conversion Price. The “Conversion Price” shall mean the Market Closing Price of the Common Stock on the Issue Date (the “Closing Date”), subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

4.3           Conversion Price Floor: In no event shall the Conversion Price be less than $1.00 per share (the 'Floor Price').

4.4           Event of Default: Upon the occurrence and during the continuance of any Event of Default, notwithstanding anything herein to the contrary, the $1.00 Floor Price shall be automatically null and void and of no further force or effect, and the Holder may convert all or any portion of the outstanding Default Balance at a price equal to eighty percent (80%) of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Days immediately preceding the applicable Conversion Date.

4.5           Authorized Shares. The Borrower covenants that during the period that the Note is outstanding, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Securities Purchase Agreement (the “Reserved Amount”). The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Securities Purchase Agreement, and (ii) agrees that its issuance of this Securities Purchase Agreement shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Securities Purchase Agreement.

4.6	Method of Conversion.

(a)           Mechanics of Conversion. At any time prior to the Maturity Date, the balance due pursuant to this Securities Purchase Agreement may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 4.4(b), surrendering this Securities Purchase Agreement at the principal office of the Borrower (upon payment in full of any amounts owed hereunder).

(b)           Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Securities Purchase Agreement in accordance with the terms hereof, the Holder shall not be required to physically surrender this Securities Purchase Agreement to the Borrower unless the entire unpaid principal amount of this Securities Purchase Agreement is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Securities Purchase Agreement upon each such conversion.

(c)           Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 4.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder shares of Common Stock issuable upon such conversion within two (2) business days after such receipt (the “Deadline”). Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Securities Purchase Agreement shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations hereunder, all rights with respect to the portion of this Securities Purchase Agreement being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.

(d)           Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions set forth herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s prime broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

(e)           Failure to Deliver Common Stock Prior to Deadline. The parties acknowledge that the right to convert is a valuable right to the Holder. Notwithstanding anything herein to the contrary, no daily failure penalties shall apply under this Securities Purchase Agreement; however, the Holder shall retain the right to pursue all remedies available at law or in equity, including actual damages and/or equitable relief, in the event the Borrower fails to deliver shares by the Deadline due to action and/or inaction of the Borrower.

4.7           Concerning the Shares. The shares of Common Stock issuable upon conversion of this Securities Purchase Agreement may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 4.5 and who is an Accredited Investor (as defined in Rule 501(a) of the Securities Act of 1933).

4.8	Effect of Certain Events.

(a)            Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person or Persons when the Borrower is not the survivor shall be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the then outstanding principal amount plus accrued and unpaid interest, plus Default Interest at a rate of twenty-four percent (24%) per annum and costs as set forth herein.

(b)           Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Securities Purchase Agreement is issued and outstanding and prior to conversion of all of the Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Securities Purchase Agreement shall thereafter have the right to receive upon conversion of this Securities Purchase Agreement, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Securities Purchase Agreement been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Securities Purchase Agreement to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.

(c)            Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise, then the Holder of this Securities Purchase Agreement shall be entitled, upon any conversion of this Securities Purchase Agreement after the date of record for determining shareholders entitled to such distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution.

(d)           Notwithstanding anything herein to the contrary, in the event the Borrower effects any reverse stock split or other recapitalization that results in a reduction in the number of outstanding shares of Common Stock, the Conversion Price and any other price-based measure used to determine the number of shares of Common Stock issuable upon conversion of this Securities Purchase Agreement shall be proportionately and equitably adjusted such that, following such reverse stock split or recapitalization, the Holder shall be entitled to receive upon conversion the number of shares of Common Stock that the Holder would have been entitled to receive had such conversion occurred immediately prior to such reverse stock split or recapitalization, with such adjustment resulting in a Conversion Price equal to the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Days immediately following the effectiveness of such reverse stock split.

(e)           For so long as this Securities Purchase Agreement remains outstanding, the Conversion Price and any other issuance or exercise price with respect to securities issued pursuant to this Securities Purchase Agreement shall in no event be higher than the lowest price per share at which the Borrower issues or sells any shares of Common Stock or Common Stock Equivalents

(“Common Stock Equivalents”) while this Securities Purchase Agreement is outstanding, subject only to customary exemptions for Excluded Issuances (the "Lowest Issuance Price").

(f)            If the Borrower issues or sells any shares of Common Stock or Common Stock Equivalents at a price per share that is lower than the then applicable Conversion Price (a "Down Round Issuance"), then, effective upon the consummation of such Down Round Issuance, the Conversion Price shall be reduced to equal the price per share in such Down Round Issuance, and the number of shares of Common Stock issuable upon conversion of this Securities Purchase Agreement shall be correspondingly increased such that the aggregate Conversion Amount remains unchanged, it being the intent of the parties that a decrease in price shall result in a proportionate increase in the number of shares issuable hereunder.

“Common Stock Equivalents” means any securities of the Borrower or any subsidiary of the Borrower which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any convertible debt, convertible preferred stock, warrants, options, rights, stock appreciation rights, restricted stock units, phantom stock, contracts, commitments, or other securities or instruments (whether or not issued or outstanding) that are convertible into, exercisable for, or otherwise entitle the holder thereof to receive Common Stock, whether upon conversion, exercise, exchange, vesting or otherwise, and regardless of the conversion, exercise or purchase price thereof. Common Stock Equivalents shall also include any securities issued or issuable pursuant to any equity or equity-linked financing, reorganization, recapitalization or similar transaction, but shall exclude Excluded Issuances expressly permitted under this Securities Purchase Agreement.

ARTICLE V. MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be

(i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Genvor Incorporated

1550 W Horizon Ridge Pkwy Ste R #3040

Henderson, NV 89012

Attn: Chad Pawlak, Chief Executive Officer

Email:[redacted]

If to the Holder, to:

Evergreen Capital Management LLC [redacted]

Attn: Jeffrey Pazdro Manager

Email:[redacted]

5.3           Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Securities Purchase Agreement must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Securities Purchase Agreement to the contrary, this Securities Purchase Agreement may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by the Holder without the consent of the Borrower.

5.5           Cost of Collection. If default is made in the payment of this Securities Purchase Agreement, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

5.6           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Securities Purchase Agreement shall be brought in the state or federal courts located in Clark County, Nevada, and the parties hereby irrevocably consent to the jurisdiction of such courts and waive any objection to venue. The Borrower and Holder waive trial by jury. In the event that any provision of this Securities Purchase Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof or any agreement delivered in connection herewith.

5.7           Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Securities Purchase Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Securities Purchase Agreement, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of this Securities Purchase Agreement and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required. Upon the occurrence and during the continuance of any Event of Default, notwithstanding anything herein to the contrary, the $1.00 Floor Price shall be automatically null and void and of no further force or effect.

5.8           Inside Information. Any material non-public information given by Borrower to Holder without the express written of Holder consent needs to be cured immediately or it is an event of default. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date. This also applies to the Warrants associated with this Securities Purchase Agreement.

[signature page to follow]

IN WITNESS WHEREOF, Borrower has caused this Securities Purchase Agreement to be signed in its name by its duly authorized officer as of the Issue Date first written above.

Genvor Incorporated

By:

/s/ Chad Pawlak

Name: Chad Pawlak

Title: Chief Executive Officer

EXHIBIT A

WIRE INSTRUCTIONS (TO BE PROVIDED BY HOLDER)

EXHIBIT B

NOTICE OF CONVERSION

The undersigned hereby elects to convert the below referenced Convertible Promissory Note (the “Note”) of Genvor Incorporated (the “Company”) into shares of the Company’s Common Stock pursuant to the terms of the Note.

Conversion Date: ____________________

Principal Amount to be Converted: $____________________

Accrued Interest to be Converted (if any): $____________

Conversion Price: $______________

Please issue the Common Stock into the following account (DWAC/DTC):

Holder: Evergreen Capital Management LLC By:__________________

Name:________________

Title:________________

Date:________________